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FOR IMMEDIATE RELEASE                  FOR ADDITIONAL INFORMATION
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April 2, 1997                          David S. Kemp
                                       President and Chief Executive Officer
                                       (910) 342-4251


     The Board of Directors of First Savings Financial Corp., Reidsville, North Carolina (the "Corporation"), a holding company whose wholly owned subsidiary is First Savings Bank of Rockingham County, Inc., SSB, announced today that it has entered a definitive Agreement and Plan of Reorganization and Merger (the "Agreement") with First Citizens BancShares, Inc., Raleigh, North Carolina ("First Citizens"). The Agreement is contingent upon, among other things, receipt of shareholder approval and regulatory agencies approvals. A special shareholders meeting will be scheduled to consider First Citizens' proposal after all regulatory approvals have been received.

     The Agreement provides for the exchange of each share of the Corporation's common stock for $10.75 in cash. In addition, among other terms relating to the Corporation's management and employees, the Agreement provides for employment contracts for the Corporation's two executive officers, retention of the Corporation's Board of Directors in an advisory capacity for five years and the substitution of cash for the stock awards made under the First Savings Bank of Rockingham County, Inc., SSB Management Recognition Plan. Other terms of the Agreement include the payment of cash dividends by the Corporation in accordance with past practices and applicable law and regulation, not to exceed $.25 during each full calendar quarter, through the effective date of the merger.

     At December 31, 1996, the Corporation had total consolidated assets of approximately $53,227,000, total deposits of approximately $43,067,000 and total shareholders' equity of $9,014,000 or 18.09% of assets. Through its subsidiary, First Savings Bank, the Corporation operates one office in Reidsville, North Carolina.